Exhibit 23.1

12 Greenway Plaza, Suite 1202

Houston, TX 77046

Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Vantage Drilling Company and Subsidiaries (the “Company”) of our report dated March 16, 2011, relating to the consolidated financial statements of Vantage Drilling and Subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 16, 2011.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ UHY LLP

Houston, Texas

August 3, 2011